Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Swift Transportation Co., Inc.:

We consent to the incorporation by reference in the registration statement (No. (33-85940) on Form S-8 of Swift Transportation Co., Inc. of our report dated February 25, 2000, relating to the consolidated balance sheets of Swift Transportation Co., Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Swift Transportation Co., Inc.


                                             /s/ KPMG LLP

Phoenix, Arizona
January 11, 2001